As filed with the Securities and Exchange Commission on June 23, 2006
                                                     Registration No. 333-133893
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------
                                Amendment No. 1
                                       to
                                    FORM S-3

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                         ------------------------------

                              Z-TRIM HOLDINGS, INC.
                 (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             ILLINOIS                                       36-4197173
  (STATE OR OTHER JURISDICTION)                            (IRS EMPLOYER
 OF INCORPORATION OR ORGANIZATION                        IDENTIFICATION NO.)

                                1011 CAMPUS DRIVE
                            MUNDELEIN, ILLINOIS 60060
                                 (847) 549-6002
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES
                        AND PRINCIPAL PLACE OF BUSINESS)

                               GREGORY J. HALPERN
                             CHIEF EXECUTIVE OFFICER
                                1011 CAMPUS DRIVE
                            MUNDELEIN, ILLINOIS 60060
                                 (847) 549-6002
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                       -----------------------------------

                                    COPY TO:
                             STEPHEN R. DRAKE, ESQ.
                          EPSTEIN BECKER & GREEN, P.C.
                        150 N. MICHIGAN AVE., 35TH FLOOR
                          CHICAGO, ILLINOIS 60601-7553
                                 (312) 499-1400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offering pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with divided or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b)under the Securities Act, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------
                                                Proposed              Proposed
   Title of Each Class of    Amount To Be    Maximum Offering      Maximun Aggregate         Amount of
Securities To Be Registered  Registered(2)   Price Per Unit(3)      Offering Price      Registration Fee (4)
---------------------------------------------------------------------------------------------------------------
        Common Stock        12,624,021 shares      $1.125            $14,202,024               $1,754
   (par value $.00005 per
         share)(1)
---------------------------------------------------------------------------------------------------------------

     (1) Includes 2,549,741 shares of common stock underlying warrants.

     (2) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

     (3) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices reported for shares of Common Stock of the Registrant, as of June 22, 2006, as reported on the American Stock Exchange.

     (4) A fee of $8 is being paid in connection with this Amendment No. 1 on account of the additional 70,000 shares added to the amount being registered pursuant to this Amendment. Previously the Company paid a registration fee of $1,746 in connection with the original filing to register 12,554,021 shares.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED JUNE 23, 2006

PROSPECTUS
                              Z TRIM HOLDINGS, INC.
                                  COMMON STOCK
                              ------------------


     This prospectus relates to the sale or other disposition of 12,624,021 shares of our common stock, par value $0.00005 per share ("Common Stock") including 2,549,741 shares of Common Stock underlying warrants, by the Selling Stockholders named in this prospectus or their transferees. The issuance of the shares upon exercise of the warrants is not covered by this prospectus; only the resale of the shares underlying the warrants are covered. For information about the Selling Stockholders see "Selling Stockholders" on page 15. We will not receive any of the proceeds from the sale of the shares of common stock by the Selling Stockholders, but will receive proceeds related to the exercise of the warrants for cash held by the Selling Stockholders.


     On March 24 through 30, 2006, we entered into private placement subscription agreements pursuant to which we sold unregistered shares of our Common Stock, and warrants exercisable for Common Stock. We sold approximately 205 units in the private placement, with each unit consisting of 40,323 shares of Common Stock. In addition, investors who invested at least $500,000 in the private placement received a five-year warrant with an exercise price of $1.00 per share to purchase a number of shares of Common Stock equal to 10% of the number of shares of Common Stock purchased (the "Warrants"). In the aggregate we sold 8,254,368 shares of Common Stock and Warrants to purchase an additional 161,292 shares of Common Stock. Gross proceeds from the sale total $5,112,078. We also entered into a registration rights agreement in connection with the private placement pursuant to which we have agreed to file with the Securities and Exchange Commission a registration statement covering the resale of the Common Stock and Common Stock underlying the Warrants.

     The placement agent received cash fees in the aggregate of $511,208 and warrants to purchase 824,537 shares of Common Stock on terms which are identical to the Warrants included in the units except that the exercise price is $0.68 per share and they contain an assignment provision. In addition, the placement agent's warrant has registration rights that are the same as those afforded to investors in the private placement.


     In addition to the March, 2006 offering, we previously sold unregistered shares of Common Stock and warrants exercisable for Common Stock in private sales at privately negotiated prices. In the aggregate, we sold 1,803,912 shares of Common Stock and warrants to purchase an additional 1,563,912 shares of Common Stock in these sales.


     The Selling Stockholders may offer their shares of Common Stock from time to time through public or private transactions, on or off of the American Stock Exchange at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders, but will receive proceeds related to the exercise of warrants for cash held by the Selling Stockholders.

     The Selling Stockholders, and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

     Brokers or dealers effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of applicable exemptions from such registration.


     Our Common Stock is listed on the American Stock Exchange under the symbol "ZTM." The last reported sale price of our Common Stock on the American Stock Exchange on June 22, 2006 was $1.10 per share.

     INVESTING IN THE COMMON STOCK INVOLVES RISKS. WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 10 BEFORE MAKING YOUR INVESTMENT DECISION.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS __________, 2006

                                TABLE OF CONTENTS

                                                                            PAGE

Prospectus Summary                                                            6

Risk Factors                                                                 10

Use Of Proceeds                                                              15

Selling Stockholders                                                         15

Plan Of Distribution                                                         20

Legal Matters                                                                23

Experts                                                                      23

Incorporation Of Certain Documents By Reference                              23

Where You Can Get More Information                                           24

                               PROSPECTUS SUMMARY


ABOUT THIS PROSPECTUS

     You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. We have not authorized any other person to provide you with different information. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the cover page.

THE COMPANY

     In 2005 we refined our direction from a pioneer of emerging technology companies where we provided small business infrastructure, funding and substantial intellectual capital to bring important and timely life-changing technologies to the marketplace through all phases of the commercialization process, to a company that will focus its resources primarily on the manufacture, marketing and sale of Z-Trim, our zero calorie fat substitute and other Z-Trim related products. The company will continue exploring all available options for its other non-Z-Trim technologies and related assets.


     Z Trim Holdings, Inc. was formed by Gregory J. Halpern, our Chairman and Chief Executive Officer, as an Illinois corporation, in May 1994 under the original name, Circle Group Entertainment Ltd. In 1997, we changed our name to Circle Group Internet, Inc., in 2002, we changed our name to Circle Group Holdings, Inc. and as of June 21, 2006, we changed our name to Z Trim Holdings, Inc. We had no business operations except for research and development activities between May 1994 and January 1997. Since then, we have participated in several public and private offerings and have expanded our business. In 2002, we reorganized our business units into three reportable segments: food product development, security product development, and e-tailor and acquired FiberGel Technologies, Inc. ("FiberGel"), which owns an exclusive license to Z-Trim, an all-natural, agricultural-based fat replacement.


     We have four operating subsidiaries: Fiber-Gel Technologies, Inc., thebraveway.com, Inc., operating as The Brave Way Training Systems, On-Line Bedding Corp., and Z-Amaize Technologies, Inc., and have exclusive worldwide licenses to the Nutrition Analysis Tool website, Mini-Raman Lidar System, and ThraxVac technology.

FIBERGEL TECHNOLOGIES, INC.

     We acquired FiberGel, formerly a wholly-owned subsidiary of Utek Corporation ("Utek"), on August 27, 2002. Under the terms of the acquisition, we issued 2,800,000 shares of our common stock to Utek valued at $504,000 using an average market price of $0.18 per share. We also issued a three year warrant to Utek to purchase 500,000 shares of our common stock at an exercise price of $0.36 per share of which such warrants were fully exercised in 2004.

     Z-Trim is currently our primary focus. FiberGel owns the exclusive, worldwide license for all fields of use to Z-Trim, an all-natural, agricultural-based fat replacement developed by the Agricultural Research Service of the United States Department of Agriculture ("USDA").

     Z-Trim is a natural zero calorie fat-substitute made from the hulls of corn, oats, soy, rice, barley that lowers 25% to 50% of calories from fats in most foods without negatively affecting taste or texture. Z-Trim generally can't be detected by consumers when formulated correctly in dairy, dressings, dips, sauces, baked goods, processed meats, snack foods, cookies, pies, cakes, icings, brownies, bars, ice cream, milk shakes and many other foods. It improves texture significantly; makes meats juicier, baked goods moister, dips creamier. Z-Trim lets you to eat more of the foods you love without fear of weight gain and allows you to lose weight without giving up the foods you love. Z-Trim adopts the flavor and mouth feel of most recipes and reduces aftertaste in most foods. It has been proven in studies that a majority of consumers prefer Z-Trim foods over their full-fat counterparts. Z-Trim can substantially reduce harmful Trans and saturated fats and adds healthy insoluble and soluble dietary fiber which can be beneficial to heart patients and diabetics. Z-Trim can improve digestion without any negative side effects sometimes associated with other fat substitutes. Z Trim's proprietary process turns worthless agricultural bi-products into a valuable and highly functional food ingredient with significant economic and health advantages over the fat it replaces. Z-Trim provides a competitive industry advantage, reduces environmental management costs, and delivers a novel and substantial profit center to manufacturers.

     Z-Trim is protected by an extensive intellectual property portfolio with over four dozen patents issued and pending throughout the world, as well as myriad associated trade secrets and know how, copyrighted works and trademarks. Z-Trim has been featured on Fox News "Your World w/ Neil Cavuto"; USA Today, Chicago Tribune, as well as local affiliates of NBC, FOX and CBS.

     We have been responding to industry inquiries and have been initiating exclusive partnership discussions with major domestic and international companies representing several food applications. As a result of new Z-Trim product developments presented by our technology team, led by Triveni P. Shukla, Ph.D., Vice President of Technology Development, we have been able to expand the scope of our marketing partnership programs to include numerous applications under the following major SIC classifications:

     o    311.200 Grains and oil seeds;
     o    311.300 Sugar and confectionary;
     o    311.400 Fruits and vegetables;
     o    311.500 Dairy products;
     o    311.600 Processed meat;
     o    311.800 Bakeries and tortillas; and

     We currently provide samples of Z-Trim worldwide for testing to large, medium and small food companies as well as institutional food services along with technological support. There are 34 current customers using Z-Trim in products being sold on store shelves and in restaurants as well as several potential short, medium and long-term customers currently purchasing Z-Trim for pilot testing of several different product applications.

     We have received numerous inquiries in the United States and internationally relating to the manufacture, food processing, distribution licensing and sale of FiberGel's primary product Z-Trim, which we have the right to produce pursuant to an exclusive license from the USDA.

     We are currently making and shipping product to satisfy our customers' orders and product sample requests. Swiss based conglomerate DKSH, the company's distributor under exclusive limited territorial rights in Europe, Asia, Australia and South America has been purchasing Z-Trim and providing current and potential customers with product samples and other product related assistance for both Z-Trim and their newly developed non-GMO (Genetically Modified
Organisms) Oat versions of Z-Trim. The raw material oats are being acquired through a distributor from Quaker Oats.

     We have been shipping Z-Trim product samples to many domestic and international food companies and have provided them with technical literature and assisted them with their product formulations. In addition, FiberGel has been selling Z-Trim powder and Z-Trim Gel directly to consumers for use in home cooking and has expanded its product offerings to include gourmet cookies, brownies and salad dressing.

     We completed the refinement of our proprietary Z-Trim process during 2005 in our manufacturing plant adjacent to our corporate offices in Mundelein, Illinois. Now, in 2006, we have retained a renowned Food Formulation Team to work directly with Manufacturers and Institutions on their formulations that require lowering fat. We also hired a well known Marketing company to develop awareness of the Z-Trim Brand.

NAT TOOLS FOR GOOD HEALTH

     We acquired the worldwide exclusive license to the NAT Web, the Nutrition Analysis Tool ("NAT") website developed by the Department of Food Science and Human Nutrition at the University of Illinois. The University of Illinois' NAT website is an interactive, web-based system designed to empower individuals to select a nutrient-rich diet. This fully functional nutrient analysis program utilizes the USDA nutrient database, including over 6,000 foods as well as information from food companies. NAT provides information on the relative composition of food and could aid consumers in their quest to achieve or maintain good health via nutritious eating.

     Pioneered and developed by Dr. James Painter at the University of Illinois in 1995, and a winner of several awards, the Nutritional Analysis Tools and System ("NATS") is based upon the behavioral scientific discoveries that keeping track daily of what we eat, plus how many calories we burn through fitness activities, are among the most critical components in achieving and sustaining long-term successful weight loss and health management. Using data provided by the USDA and most brand name food companies, NAT'S users can keep track every day of the foods, calories, fats, proteins, carbohydrates and other nutrients they consume. New members can join MYNATS for free and save all their menus on the NATS database. Non-members can use NATS 2.0 to save all their data to their own computers for free offline reference. NATS users can calculate calories burned during the day. The web site provides visitors the ability to enter a certain activity and the amount of calories they wish to burn, and then calculates how long the given activity needs to be done. Visitors can also enter how long they did an activity and the web site calculates how many calories they burned or which activities a person can do to burn a certain amount of calories in a given length of time.

     The acquisition of the socially conscious NATS site is very significant to us because it has the potential to provide us with a large consumer audience, as it attracts as many as two million visitors per month from more than eighty countries. We are increasing awareness about our Z-Trim products and their benefits to consumers who visit the NATS website. Visitors to the site can also purchase Z-Trim products, a pedometer based diet program, and Palm OS software versions of the NATS site that they can use when on the go. We are planning to expand the number of products being offered on the web site in 2006 to include cooperative advertising and marketing of healthy, calorie and fat reduced Z-Trim products launched by food industry partners.

Z-AMAIZE TECHNOLOGIES, INC.

     Z-Amaize Technologies Inc. ("Z-Amaize"), another of our wholly owned subsidiaries, markets a new line of Z-Bind industrial adhesive products for the plywood and polymer concrete manufacturing industries.

     Z-Bind is an adhesive extending component that emerged from research performed by the FiberGel product development group. In their research for Z-Trim functional fat substitutes, the group identified a number of co-products, which were derived from agricultural-based raw materials. It was discovered that every pound of Z-Trim that we manufacture produces 13 gallons of waste which can be used in Z-bind. Rather than discarding this waste, we are focusing on opportunities for maximizing their value in the marketplace.

     The domestic plywood industry uses 1.2 million metric tons of resin solids per year worth approximately $10 billion. The softwood plywood sector uses 0.6 billion Kg of phenol formaldehyde resin solids and Canadian usage is 0.4 Billion Kg. Because of significant cost pressure from the U.S. Environmental Protection Agency ("EPA") emission regulations regarding manufacture of such adhesives, Z-Bind products represent an affordable alternative to plywood manufacturers seeking superior and environmentally friendlier adhesives. Our goal is to develop additional profit centers that provide a steady stream of income from our core manufacturing process.

     Z-Amaize is devoted to serving a significant industry with better and more affordable adhesive solutions. Soft wood resin glues, used in plywood, chipboard and fiberboard, are already being extended with soy bean protein, casein, starch, oil cakes, corn flour, corn gluten protein, many seed gums and wheat flour for softening, filling, viscosity control and EPA compliance. Z-Bind has lignin from corn bran in addition to soluble fiber glue. It is compatible with lignin and tannin modified glues. The potential resin solids market that consumes adhesive extenders is approximately 352 million pounds.

     We have successfully tested Z-Bind at Forintek and we are talking to Several large companies regarding the purchasing of our Z-Bind waste stream. New uses for polymer concrete are constantly being developed in the construction field and other industries, which will provide additional markets and applications for Z-Amaize Technologies to pursue for its Z-Bind product line.

MINI-RAMAN LIDAR

     We have also acquired the worldwide rights to all fields of use for the Mini-Raman Lidar technology. The Mini-Raman Lidar system was patented and developed by the U.S. Department of Energy at Brookhaven National Laboratory. It is a short-range tool to screen unknown biological, chemical, narcotic and hazardous substances without having to come in contact with them. Commercial development of this tool will give first responders the ability to detect substances on surfaces as well as in bulk quantity from a distance of three to fifteen feet. The Mini-Raman Lidar is a standoff technology that, unlike other typical devices, does not require physical collection of toxic materials to identify their composition. Applications and opportunities for this product are being pursued by the company in the defense, law enforcement, and Homeland Security sectors.

THRAXVAC

     We also recently acquired the worldwide rights to all fields of use for the ThraxVac technology, which provides a way to capture ambient anthrax or Clostridial endospores and simultaneously trigger activation of the spore, which marks the beginning of the spores' loss of high resistively. By using heat and moisture to activate the spore, the dormancy is broken and the spore begins to germinate thereby becoming vulnerable to injury. The stream of newly activated spores are then exposed to alpha particle bombardment via a polonium source, which damages the DNA containing protoplast causing spore death and an inability to complete germination and produce toxin. The collection devices will be both portable and as part of an HVAC system using a HEPA filtering system with polonium 210 inserts to provide a "continuous killing repository" for the collected spores.

ThraxVac(TM) and Lidar(TM) technologies were originally developed at the U.S. Department of Energy's Brookhaven National Laboratory.

     We have completed the phase one design of our Homeland Security technology, ThraxVac(TM), and produced a prototype model and promotional DVD for interested buyers. The DVD will be used in our ThraxVac marketing activities.

BRAVE WAY TRAINING SYSTEMS

     The Brave Way Training Systems, another of our wholly owned subsidiaries, is a security training and product company. The Brave Way offers proven, highly effective, low-cost self-defense courses and videos with a uniquely targeted curriculum focusing on personal safety and self-defense including rape prevention. Courses are offered for police officers and security personnel through The Brave Way's state certified law enforcement training for students and teachers, individuals, airline personnel, hospital personnel, through park districts, clubs, churches and other organizations as well as corporations. The Brave Way instructors have multiple backgrounds and experience in martial arts, security, self-defense, and military.

ON-LINE BEDDING CORP.

     On-Line Bedding Corp. ("On-Line Bedding"), another of our wholly-owned subsidiaries, founded in 1981, is a distributor of pillows, blankets and other bedding products to airlines, hospitals, government, and other commercial and institutional customers. On-Line Bedding subcontracts the production of pillows, blankets and other bedding products to manufacturers. On-Line Bedding's customers include hospitals, nursing homes, hotels and motels, and transportation-based companies such as airlines, railroads and motor coach companies. On-Line Bedding purchases its raw materials from various suppliers, and contracts production of its airline pillows and blankets with third party manufacturers. On-Line Bedding warehouses a limited inventory, and drop ships its products from manufacturers or wholesale suppliers in multiple locations throughout the United States to reduce freight costs for its customers. On-Line Bedding's primary accounts include AMTRAK, as well as certain domestic and international airlines. In addition, the United States Armed Forces regularly purchases a specialty pillow from On-Line Bedding through the United States military's electronic invoice system. On-Line Bedding is also an authorized pillow and related product vendor for a hospital purchasing group with over 500 members in eight states.

THE OFFERING


     This prospectus relates to the sale or other disposition of 12,624,021 shares of our Common Stock, including 2,549,741 shares of Common Stock underlying warrants by the Selling Stockholders named in this prospectus or their transferees. The Selling Stockholders may offer their shares of Common Stock from time to time through public or private transactions, on or off of the American Stock Exchange at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders, but will receive proceeds related to the exercise of warrants for cash held by the Selling Stockholders.

CORPORATE INFORMATION

     Our executive offices are located at 1011 Campus Drive, Mundelein, Illinois, 60060. Our phone number is (847) 549-6002. Our website is http://www.ztrim.com. Information on our web site is not intended to be incorporated into this prospectus.



                                  RISK FACTORS

     YOU SHOULD CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN THE SHARES. AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, OTHER INFORMATION INCLUDED IN THIS PROSPECTUS AND INFORMATION IN OUR PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED AND YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT.

BUSINESS RISKS

WE HAVE A HISTORY OF OPERATING LOSSES AND CANNOT GUARANTEE PROFITABLE OPERATIONS IN THE FUTURE. ANY FAILURE ON OUR PART TO ACHIEVE PROFITABILITY MAY CAUSE US TO REDUCE OR EVENTUALLY CEASE OPERATIONS.


     We reported a net loss of $6,025,585 for the twelve months ending December 31, 2005 a net loss of $4,117,775 for the twelve months ending December 31, 2004, and a net loss of $2,705,699 for the three months ending March 31, 2006. At December 31, 2005 and 2004, respectively, we reported accumulated deficits of $33,053,415 and $27,027,830. At March 31, 2006, we reported an accumulated deficit of $35,759,113. If we continue to incur significant losses our cash reserves may be depleted earlier than currently anticipated, and we may be required to limit our future growth objectives to levels corresponding with our then available cash reserves.

OUR SUCCESS IS DEPENDENT ON MARKET ACCEPTANCE OF OUR PRODUCT.

     We have not conducted, nor have others made available to us, results of market research indicating how much market demand exists for Z-Trim, our fat replacement product. We are relying on the current concerns over obesity, weight-health issues, and the rising cost of health care to drive demand for Z-Trim in the marketplace. We cannot assure you that we will be able to gain the market acceptance necessary to achieve profitability.

WE MAKE NO PROJECTIONS REGARDING THE VIABILITY OF OUR FAT REPLACEMENT PRODUCT AND WE CANNOT ASSURE YOU THAT WE WILL ACHIEVE THE RESULTS DESCRIBED.

     We make no projection with respect to our future income, assets or business. No expert has reviewed our business plan for accuracy or reasonableness. Our business and results of operations will be materially harmed if Z-Trim is not widely accepted as a fat substitute. It is likely that our actual business and results of operations will differ from those presented herein.

WE MAY NEED ADDITIONAL FUNDING AND SUCH FUNDING MAY NOT BE AVAILABLE. IF SUCH FUNDING IS AVAILABLE, IT MAY NOT BE OFFERED ON SATISFACTORY TERMS.

     We may require additional financing to fund ongoing operations if our sales and revenue growth are insufficient to meet our operating costs. Our inability to obtain necessary capital or financing to fund these needs will adversely affect our ability to fund operations and continue as a going concern. Our inability to obtain necessary capital or financing to fund these needs could adversely affect our business, results of operations and financial condition. Additional financing may not be available when needed or may not be available on terms acceptable to us. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our business segments, which may affect our overall business results of operations and financial condition.

THE LOSS OF SERVICE OF KEY MANAGEMENT COULD HAVE A NEGATIVE IMPACT ON OUR PERFORMANCE.

     Our success depends to a significant degree upon the performance of our founder and Chief Executive Officer, Gregory J. Halpern. The loss of service of Mr. Halpern could have a material adverse effect on our operating performance and viability as a going concern. We have an employment agreement with Mr. Halpern and we own a $5,000,000 key person insurance policy on his life.

OUR MANAGEMENT CURRENTLY BENEFICIALLY OWNS A SIGNIFICANT PERCENTAGE OF OUR COMMON STOCK.

     Ownership of our common stock is concentrated in management. Gregory J. Halpern, our Chairman and Chief Executive Officer, owns 26.5% of our common stock and all of the directors and officers collectively own 37.66%. Holders of our common stock can be out-voted by management in most circumstances and thereby management can control the composition of our board of directors and our policies.


WE MAY EXPAND OUR OPERATIONS BY MAKING ACQUISITIONS WHICH COULD SUBJECT US TO A NUMBER OF OPERATIONAL RISKS.

     In order to grow our business, we may expand our operations by acquiring other businesses in the future. We cannot predict whether or when any acquisitions will occur. Acquisitions commonly involve certain risks, and we cannot assure you that any acquired business will be successfully integrated into our operations or will perform as we expect. Any future acquisitions could involve certain other risks, including the assumption of additional liabilities, potentially dilutive issuances of equity securities and diversion of management's attention from other business concerns. We may also enter into joint venture transactions. Joint ventures, including our joint venture with George Foreman Enterprises, have the added risk that the other joint venture partners may have economic, business or legal interests or objectives that are inconsistent with our interests and objectives.

OUR INABILITY TO SECURE AND PROTECT OUR INTELLECTUAL PROPERTY MAY RESULT IN COSTLY AND TIME-CONSUMING LITIGATION AND COULD IMPEDE US FROM EVER ATTAINING MARKET SUCCESS.

     We hold several patents as well as copyrights and trademarks with respect to our products and expect to continue to file applications in the future as a means of protecting our intellectual property. In addition, we seek to protect our proprietary information and know-how through the use of trade secrets, confidentiality agreements and other similar security measures. With respect to patents, there can be no assurance that any applications for patent protection will be granted, or, if granted, will offer meaningful protection.

     Additionally, there can be no assurance that competitors will not develop, patent or gain access to similar know-how and technology, or reverse engineer our products, or that any confidentiality agreements upon which we rely to protect our trade secrets and other proprietary information will be adequate to protect our proprietary technology. The occurrence of any such events could have a material adverse effect on our results of operations and financial condition.


OUR STOCK PRICE MAY DROP UNEXPECTEDLY DUE TO SHORT SELLING OF OUR COMMON STOCK IN THE MARKET.

     We have experienced and may continue to experience unexpected decline in our stock price due to manipulation of the market by individuals who profit by short selling our common stock. Short selling occurs when an individual borrows shares from an investor through a broker and then sells those borrowed shares at the current market price. The "short seller" profits when the stock price falls because he or she can repurchase the stock at a lower price and pay back the person they borrowed, thereby making a profit. We cannot assure you that short sellers will not continue to drive the stock price down in the future, causing decline in the value of your investment.

THE FLUCTUATION IN OUR STOCK PRICE MAY RESULT IN A DECLINE IN THE VALUE OF YOUR INVESTMENT.

     The price of our Common Stock may fluctuate widely, depending upon many factors, including the differences between our actual financial and operating results and those expected by investors and analysts, changes in analysts' recommendations or projections, short selling of our stock in the market, changes in general economic or market conditions and broad market fluctuations. Companies that experience volatility in the market price of their securities often are subject to securities class action litigation. This type of litigation, if instituted against us, could result in substantial costs and divert management's attention and resources away from our business.

MARKET RISKS

THE COMMON STOCK IS SUBJECT TO THE PENNY STOCK RULES.

     The term "penny stock" generally refers to low-priced, speculative securities of very small companies. Before a broker-dealer can sell a penny stock, SEC rules require the broker-dealer to first approve the customer for the transaction and receive from the customer a written agreement to the transaction. The broker-dealer must furnish the customer a document describing the risks of investing in penny stocks. The broker-dealer must tell the customer the current market quotation, if any, for the penny stock and the compensation the broker-dealer and its broker will receive for the trade. Finally, the broker-dealer must send monthly account statements showing the market value of each penny stock held in the customer's account. These requirements make penny stocks more difficult to trade. Because the Common Stock is subject to the penny stock rules, the market liquidity of the Common Stock may be adversely affected.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET.

     From time to time, certain of our shareholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or shareholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by our shareholders that are non-affiliates that have satisfied a two-year holding period. Any substantial sale of our Common Stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of the Common Stock.

THE ISSUANCE OF ADDITIONAL COMMON STOCK COULD RESULT IN SUBSTANTIAL DILUTION.

     We may need additional equity funding to provide the capital to achieve our objectives. Such equity issuance would cause a substantially larger number of shares to be outstanding, thereby diluting the ownership interest of our existing shareholders. In addition, public sales of substantial amounts of the Common Stock after this registration statement could reduce the market price for the Common Stock. If we raise capital in the future by issuing additional equity securities, investors may experience a decline in the value of their securities.

THE TRADING PRICE OF THE COMMON STOCK IS VOLATILE, WHICH COULD CAUSE THE VALUE OF AN INVESTMENT OUR SECURITIES TO DECLINE.

     The market price of shares of our Common Stock has been volatile. The price of the Common Stock may continue to fluctuate in response to a number of factors, such as:

     o developments and resolution of current litigation that we are a party to;

     o    our cash resources and our ability to obtain additional funding;
     o announcements by us or a competitor of business development or exhibition projects;
     o    our entering into or terminating strategic business relationships;
     o    changes in government regulations;
     o    changes in our revenue or expense levels; and
     o    negative reports on us by security analysts;


     The occurrence of any of these events may cause the price of the Common Stock to fall. In addition, the stock market in general has experienced volatility that often has been unrelated to the operating performance or financial condition of individual companies. Any broad market or industry fluctuations may adversely affect the trading price of our Common Stock, regardless of operating performance or prospects.

WE DO NOT PLAN TO PAY DIVIDENDS TO HOLDERS OF COMMON STOCK.

     We do not anticipate paying cash dividends to the holders of the Common Stock at any time. Accordingly, investors must rely upon subsequent sales after price appreciation as the sole method to realize a gain on investment. There are no assurances that the price of Common Stock will ever appreciate in value. Investors seeking cash dividends should not buy our securities.

                                 USE OF PROCEEDS

     All of the shares of Common Stock offered by this prospectus are being offered by the Selling Stockholders. For information about the Selling Stockholders, see "Selling Stockholders" on page 15. We will not receive any of the proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders, but will receive proceeds related to the exercise of warrants for cash held by the Selling Stockholders. We intend to use the net proceeds generated by such warrant exercises for general corporate purposes, including but not limited to working capital, capital expenditures and acquisitions, if any. We cannot estimate how many, if any, warrants and options may be exercised as a result of this offering. We are obligated to bear the expenses of the registration of the shares. We anticipate that these expenses will be approximately $25,000.


                              SELLING STOCKHOLDERS


     This prospectus relates to the sale or other disposition of 12,624,021 shares of our Common Stock, including 2,549,741 shares of Common Stock underlying warrants, by the Selling Stockholders or their transferees. The issuance of the shares upon exercise of warrants is not covered by this prospectus; only the resale of the shares underlying warrants are covered.


     On March 24 through 30, 2006, we entered into private placement subscription agreements pursuant to which we sold unregistered shares of our Common Stock and warrants exercisable for Common Stock. We sold approximately 205 units in the private placement, with each unit consisting of 40,323 shares of Common Stock. In addition, investors who invested at least $500,000 in the private placement received a five-year warrant with an exercise price of $1.00 per share to purchase a number of shares of Common Stock equal to 10% of the number of shares of Common Stock purchased. In the aggregate we sold 8,245,368 shares of Common Stock, and Warrants to purchase an additional 161,292 shares of Common Stock at an exercise price of $1.00 per share. Gross proceeds from the sale total $5,112,078. We also entered into a registration rights agreement in connection with the private placement pursuant to which we have agreed to file with the Securities and Exchange Commission a registration statement covering the resale of the Common Stock and Common Stock underlying the Warrants.

     The placement agent received cash fees in the aggregate of $511,208 and warrants to purchase 824,537 shares of Common Stock on terms which are identical to the Warrants included in the units except that the exercise price is $0.68 per share and they contain an assignment provision. In addition, the placement agent's warrant has registration rights that are the same as those afforded to investors in the private placement. The terms of the registration rights agreement are set forth in the registration rights agreement filed as Exhibit
4.3 hereto.


     In addition to the March, 2006 offering, we previously sold unregistered shares of Common Stock and warrants exercisable for Common Stock in private sales at privately negotiated prices. In the aggregate, we sold 1,803,912 shares of Common Stock and warrants to purchase an additional 1,563,912 shares of Common Stock in these sales.

     The following table sets forth information with respect to the beneficial ownership of our common stock as of June 23, 2006, by each of the Selling Stockholders and the maximum number of shares that may be sold hereunder. The term "Selling Stockholder" includes the stockholders listed below and their respective transferees, assignees, pledges, donees and other successors. The number of shares that may be actually sold by any Selling Stockholder will be determined by the Selling Stockholder. Because the Selling Stockholders may sell all, some or none of the shares of Common Stock which they hold, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of or percentage of total shares of Common Stock that will be held by the Selling Stockholders upon termination of the offering.


     As of June 23, 2006, there were 60,175,987 shares of Common Stock outstanding.


--------------------------------------------------------------------------------
                                 MAXIMUM NUMBER
                                SHARES BENEFICIALLY       OF SHARES TO BE SOLD
             NAME                    OWNED                    HEREUNDER(1)
--------------------------------------------------------------------------------
                                    NUMBER             %
--------------------------------------------------------------------------------
Mohamed Becovic                      40,323            *                  40,323
- ------------------------------------------------------------------------------
Michael Borch (IRA)                  40,323            *                  40,323
--------------------------------------------------------------------------------
Melanie & John Burton                40,323            *                  40,323
--------------------------------------------------------------------------------
Kirby Pearson (IRA)                  40,323            *                  40,323
--------------------------------------------------------------------------------
Randall Truckenbrodt                 40,323            *                  40,323
--------------------------------------------------------------------------------
Michael Uremovich                    40,323            *                  40,323
- ------------------------------------------------------------------------------
Gregory & Namie Geiger               40,323            *                  40,323
--------------------------------------------------------------------------------
Wilburn Luther                       40,323            *                  40,323
--------------------------------------------------------------------------------
Kelly N. Rogers                      40,323            *                  40,323
--------------------------------------------------------------------------------
Susan Smith Trust                    40,323            *                  40,323
--------------------------------------------------------------------------------
Ed Zablocki (IRA)                    40,323            *                  40,323
--------------------------------------------------------------------------------
Joseph Bloom (IRA)                   40,323            *                  40,323
--------------------------------------------------------------------------------
Wallace & Sharon Clark              161,292            *                 161,292
--------------------------------------------------------------------------------
Joseph Cleary                       322,584            *                 322,584
--------------------------------------------------------------------------------
David Cook                           40,323            *                  40,323
--------------------------------------------------------------------------------
Roger & Karen Daluga                 80,646            *                  80,646
--------------------------------------------------------------------------------
Tom Petropulos                       80,646            *                  80,646
--------------------------------------------------------------------------------
Harvey & Sharon Rosenfeld           483,876            *                 483,876
--------------------------------------------------------------------------------
Michael Sheridan                    241,938            *                 241,938
--------------------------------------------------------------------------------
Robert J. Van Hyfte (IRA)            80,646            *                  80,646
--------------------------------------------------------------------------------
Ambrose Winterhalder                 80,646            *                  80,646
--------------------------------------------------------------------------------
Linda J. Teplitz Revocable Trust     40,323            *                  40,323
--------------------------------------------------------------------------------
RJE Data Processing, Inc.            40,323            *                  40,323
--------------------------------------------------------------------------------
Steven Greif                         40,323            *                  40,323
--------------------------------------------------------------------------------
John B. Denton (IRA)                161,292            *                 161,292

--------------------------------------------------------------------------------
James Hughes                         80,646            *                  80,646
--------------------------------------------------------------------------------
Paul Kolosso                         40,323            *                  40,323
--------------------------------------------------------------------------------
Paul Kolosso (IRA)                   40,323            *                  40,323
--------------------------------------------------------------------------------
Carlos I. Martinez (IRA)             80,646            *                  80,646
--------------------------------------------------------------------------------
Diane M. Shea                        40,323            *                  40,323
--------------------------------------------------------------------------------
James Sturdivant                     80,646            *                  80,646
--------------------------------------------------------------------------------
Mike Sturdivant                      80,646            *                  80,646
--------------------------------------------------------------------------------
Douglas & Jannie Harper              40,323            *                  40,323
--------------------------------------------------------------------------------
Richard Houseweart                   40,323            *                  40,323
--------------------------------------------------------------------------------
Jerry & Sharon Patton                80,646            *                  80,646
--------------------------------------------------------------------------------
Philip A. Trast                     322,584            *                 322,584
--------------------------------------------------------------------------------
Neil Yingling                        40,323            *                  40,323
--------------------------------------------------------------------------------
John & Kimberly Gardner              40,323            *                  40,323
--------------------------------------------------------------------------------
Patrick Gardner                      40,323            *                  40,323
--------------------------------------------------------------------------------
Patrick & Suzanne Gardner            40,323            *                  40,323
--------------------------------------------------------------------------------
John Kaufmann                       102,500            *                 102,500
--------------------------------------------------------------------------------
Eugene Mizerka                       40,323            *                  40,323
--------------------------------------------------------------------------------
Patricia & Eugene Mizerka            40,323            *                  40,323
--------------------------------------------------------------------------------
David & Donna Stolarek               80,646            *                  80,646
--------------------------------------------------------------------------------
William E. Fowler                    40,323            *                  40,323
--------------------------------------------------------------------------------
Jerome W. Gildner III                80,646            *                  80,646
--------------------------------------------------------------------------------
Kyle B. McKenzie                     80,646            *                  80,646
--------------------------------------------------------------------------------
Scott & Jolene McPherson            120,969            *                 120,969
--------------------------------------------------------------------------------
Gerald & Nancy Quigley               40,323            *                  40,323
--------------------------------------------------------------------------------
David E. Robertson                   40,323            *                  40,323
--------------------------------------------------------------------------------
Carl J. Sagasser Living Trust        40,323            *                  40,323
--------------------------------------------------------------------------------
David J. Austin Revocable Trust      40,323            *                  40,323
--------------------------------------------------------------------------------
Lee Amberg                           40,323            *                  40,323
--------------------------------------------------------------------------------
Harry D. Bush                        40,323            *                  40,323
--------------------------------------------------------------------------------
Robert J. Collins                    40,323            *                  40,323
--------------------------------------------------------------------------------
Scott A. Kaghan                      40,323            *                  40,323
--------------------------------------------------------------------------------
William Kern                         40,323            *                  40,323
--------------------------------------------------------------------------------

Alse T. Klemma                       40,323            *                  40,323
--------------------------------------------------------------------------------
Rebecca Nixon                        40,323            *                  40,323
--------------------------------------------------------------------------------
Robert Zagozdon                      40,323            *                  40,323
--------------------------------------------------------------------------------
Robert Zagozdon (IRA)                40,323            *                  40,323
--------------------------------------------------------------------------------
Robert Zagozdon (IRA)                40,323            *                  40,323
--------------------------------------------------------------------------------
Kristin Bjorson                      80,646            *                  80,646
--------------------------------------------------------------------------------
Zev & Pam Davis(1)                  887,106          1.34%               887,106
--------------------------------------------------------------------------------
Lisa DelGuidice                     201,615            *                 201,615
--------------------------------------------------------------------------------
William & Christine Geiger          161,292            *                 161,292
--------------------------------------------------------------------------------
John Katagas                        112,901            *                 112,901
--------------------------------------------------------------------------------
John Katagas (IRA)                   48,385            *                  48,385
--------------------------------------------------------------------------------
Edward Magnus                        40,323            *                  40,323
--------------------------------------------------------------------------------
John Majic(2)                       887,106          1.34%               887,106
--------------------------------------------------------------------------------
Bogdan & Ewa Falat                   40,323            *                  40,323
--------------------------------------------------------------------------------
Doug Geiger                          40,323            *                  40,323
--------------------------------------------------------------------------------
David Hykes                          25,000            *                  25,000
--------------------------------------------------------------------------------
Stanley Klapper                      20,000            *                  20,000
--------------------------------------------------------------------------------
Mark Leider                          40,323            *                  40,323
--------------------------------------------------------------------------------
Mark Leider                          80,646            *                  80,646
--------------------------------------------------------------------------------
William Wheller                      80,646            *                  80,646
--------------------------------------------------------------------------------
James Carfagno Trust                161,292            *                 161,292
--------------------------------------------------------------------------------
Chaun Clark                          40,323            *                  40,323
--------------------------------------------------------------------------------
Lisa Cumming                         80,646            *                  80,646
--------------------------------------------------------------------------------
James Giobbia                        40,323            *                  40,323
--------------------------------------------------------------------------------
Phillip S. Gurgone                  161,292            *                 161,292
--------------------------------------------------------------------------------
Alan Jackson                         40,323            *                  40,323
--------------------------------------------------------------------------------
Michael Lococo                       40,323            *                  40,323
--------------------------------------------------------------------------------
Xi Luo                               40,323            *                  40,323
--------------------------------------------------------------------------------
Yu Luo                               33,274            *                  33,274
--------------------------------------------------------------------------------
Patrick O'Leary                      40,323            *                  40,323
--------------------------------------------------------------------------------
___________________________


(1) Includes 80,646 shares issuable upon exercise of warrants @ $1 per share.
(2) Includes 80,646 shares issuable upon exercise of warrants @ $1 per share.

Ken Rueffen                         120,969            *                 120,969
--------------------------------------------------------------------------------
Nancy Stahulak                       40,323            *                  40,323
--------------------------------------------------------------------------------
Dean Suhre                           80,646            *                  80,646
--------------------------------------------------------------------------------
Bryan Tsikauris                      40,323            *                  40,323
--------------------------------------------------------------------------------
David Kucera & Jeffrey B. Corbel     40,323            *                  40,323
--------------------------------------------------------------------------------
John & Laura Maring                  80,646            *                  80,646
--------------------------------------------------------------------------------
National Securities Corporation(3)  122,845            *                 122,845
--------------------------------------------------------------------------------
Jack Bruscianelli(4)                278,587            *                 278,587
--------------------------------------------------------------------------------
Andy Tennant(4)                      56,613            *                  56,613
--------------------------------------------------------------------------------
Mike Arnsman(4)                      26,968            *                  26,968
--------------------------------------------------------------------------------
Mark Bruscianelli(4)                 25,101            *                  25,101
--------------------------------------------------------------------------------
Glenn Kendall(4)                     14,890            *                  14,890
--------------------------------------------------------------------------------
Ed Hoevermann(4)                     28,226            *                  28,226
--------------------------------------------------------------------------------
Kevin Keane(4)                        8,878            *                   8,878
--------------------------------------------------------------------------------
Michael Jordan(4)                     8,710            *                   8,710
--------------------------------------------------------------------------------
Phil Gurgone(4)                      32,750            *                  32,750
--------------------------------------------------------------------------------
Mickey Bishop(4)                      3,629            *                   3,629
--------------------------------------------------------------------------------
Chad Kolodziejski(4)                 21,936            *                  21,936
--------------------------------------------------------------------------------
Larry Bishop(4)                      66,049            *                  66,049
--------------------------------------------------------------------------------
Mark Goldwasser(4)                   45,000            *                  45,000
--------------------------------------------------------------------------------
Brian Friedman(4)                    25,000            *                  25,000
--------------------------------------------------------------------------------
Robert Daskal(4)                     15,000            *                  15,000
--------------------------------------------------------------------------------
Dave McCoy(4)                        20,000            *                  20,000
__________________________

(3) Represents 122,845 shares issuable upon exercise of warrants @ $0.68 per share.


(4) National Securities Corporation (NSC) has advised the Company that the listed selling shareholder is an associated person of NSC, received these warrants as a designee of NSC in the ordinary course of business and at the time of receiving the securities had no agreements or understandings, directly or indirectly, with any person to distribute them. NSC was entitled to receive these securities as partial compensation for its services as placement agent in the ordinary course of business and at the time of receiving the securities had no agreements or understandings, directly or indirectly, with any person to distribute them. These securities are subject to a 180-day lock-up agreement in accordance with the requirements of NASD Rule 2710(g)(1).

--------------------------------------------------------------------------------
Matt Portes(4)                        5,000            *                   5,000
--------------------------------------------------------------------------------
Leo Satriawan(4)                      5,000            *                   5,000
--------------------------------------------------------------------------------
Kay Johnson(4)                        5,000            *                   5,000
--------------------------------------------------------------------------------
Rick Wlasiuk(4)                       5,000            *                   5,000
--------------------------------------------------------------------------------
Mike Berteletti(4)                    4,355            *                   4,355
--------------------------------------------------------------------------------
Walter Pollack(5)                   783,872          1.30%               783,872
--------------------------------------------------------------------------------
Donald Seefeldt(6)                  362,500            *                 362,500
--------------------------------------------------------------------------------
Scott M. Murphy(7)                  125,000            *                 125,000
--------------------------------------------------------------------------------
David Zirulnikoff(8)                250,000            *                 250,000
--------------------------------------------------------------------------------
Larry Simon(9)                      456,452            *                 456,452
--------------------------------------------------------------------------------
Arnold Tyrangel(10)                 100,000            *                 100,000
--------------------------------------------------------------------------------
Marty Hodas(11)                     200,000            *                 200,000
--------------------------------------------------------------------------------
Danial Pancila III(12)              100,000            *                 100,000
--------------------------------------------------------------------------------
Hari-Anne Felder                     30,000            *                  30,000
--------------------------------------------------------------------------------
David Dabney                         15,000            *                  15,000
--------------------------------------------------------------------------------
Howard Fink                          50,000            *                  50,000
--------------------------------------------------------------------------------
DZ Enterprises(13)                  150,000            *                 150,000
--------------------------------------------------------------------------------
LSS LLC(14)                         500,000            *                 500,000
--------------------------------------------------------------------------------
Basic Investors, Inc                 20,000            *                  20,000
--------------------------------------------------------------------------------
Bert & Sherry Mushlin                50,000            *                  50,000
--------------------------------------------------------------------------------
Matthew T. Mushlin (15)              50,000            *                  50,000
--------------------------------------------------------------------------------
Arthur and Laura Simon (16)         150,000            *                 150,000
--------------------------------------------------------------------------------


                              PLAN OF DISTRIBUTION


     The selling stockholders (the "Selling Stockholders", which as used herein includes donees, pledgees, transferees or other successors-in-interest of a Selling Stockholder selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer) may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in

(5)  Includes 391,936 shares issuable upon exercise of warrants @ $1 per share.
(6)  Includes 181,250 shares issuable upon exercise of warrants @ $1 per share.
(7)  Includes 62,500 shares issuable upon exercise of warrants @ $1 per share.
(8)  Includes 125,000 shares issuable upon exercise of warrants @ $1 per share.
(9)  Includes 228,226 shares issuable upon exercise of warrants @ $1 per share.
(10) Includes 50,000 shares issuable upon exercise of warrants @ $1 per share.
(11) Includes 100,000 shares issuable upon exercise of warrants @ $1 per share.
(12) Includes 50,000 shares issuable upon exercise of warrants @ $1 per share.
(13) Represents 150,000 shares issuable upon exercise of warrants @ $1 per share.
(14) Includes 250,000 shares issuable upon exercise of warrants @ $0.94 per share.
(15) Represents 50,000 shares issuable upon exercise of warrants @ $1 per share.
(16) Includes 75,000 shares issuable upon exercise of warrants @ $1 per share.

private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

     The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

     -  ordinary   brokerage   transactions   and   transactions  in  which  the
broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     - privately negotiated transactions;

     - short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

     -  through  the  writing  or   settlement   of  options  or  other  hedging
transactions, whether through an options exchange or otherwise;

     - broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and

     - a combination of any such methods of sale.

     The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the 1933 Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors-in-interest as Selling Stockholders under this Prospectus. The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this Prospectus.

     Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     National Securities Corporation ("NSC") has indicated to us its willingness to act as selling agent on behalf of the Selling Stockholders named in the Prospectus under "Selling Security Holders" that purchased our privately placed securities. All shares sold, if any, on behalf of Selling Stockholders by NSC would be in transactions executed by NSC on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 5% of the gross proceeds. NSC does not have an underwriting agreement with us and/or the Selling Stockholders and no Selling Stockholders are required to execute transactions through NSC.

     We retained NSC as the placement agent for the March 2006 private placement. As part of its compensation, we granted placement agent warrants to NSC. NSC has transferred certain of its warrants to its designees. In connection with our March 2006 private placement, we granted NSC a right of first refusal to act as lead placement agent for any future private offering of our securities or as lead managing underwriter for any future public offering of our securities. The right of first refusal will terminate on March 30, 2007 and we have no repurchase right with respect to such right. We have been advised that under the rules and regulations of the NASD, no broker may receive discounts, commissions or concessions in excess of 8% in connection with the sale of any securities registered hereunder.

     In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

     The Selling Stockholders will receive the aggregate proceeds from the sale of the Common Stock offered by them. The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from the sale of Common Stock in this offering. We may receive proceeds from holders who exercise their warrants and pay the applicable cash exercise price in connection with those exercises.

     The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the 1933 Act rather than under this Prospectus, provided that they meet the criteria and conform to the requirements of that rule.

     The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the 1933 Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the 1933 Act. Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the 1933 Act will be subject to the prospectus delivery requirements of the 1933 Act.

     To the extent required, the shares of our Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this Prospectus.

     In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the 1934 Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the 1933 Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of Common Stock against certain liabilities, including liabilities arising under the 1933 Act.

     We will pay all of the expenses incident to registration other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We will pay for offering expenses including the SEC registration fee, accounting fees, legal fees, printing expenses and other related miscellaneous expenses. We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the 1933 Act and state securities laws, relating to the registration of the shares offered by this Prospectus.

     We have agreed with the Selling Stockholders to keep the registration statement of which this Prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this Prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the 1933 Act. Notwithstanding anything contained herein to the contrary, an aggregate of 824,537 shares of Common Stock issuable upon exercise of warrants held by NSC and/or designees of NSC are subject to a 180 day lock-up agreement in accordance with the requirements of NASD Rule 2710(g)(1) and will not be sold, pledged, assigned, transferred or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days from the effective date of this Prospectus except in accordance with the requirements of NASD Rule 2710(g)(2).


                                  LEGAL MATTERS

     The validity of the Common Stock registered hereunder has been passed upon for us by Epstein Becker & Green, P.C., Chicago, Illinois.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the Year ended December 31, 2005 have been so incorporated in reliance on the report of Spector & Wong LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede that information. We incorporate by reference the documents filed with the Commission listed below:

     (a)  Our Annual Report on Form 10-KSB for the year ended December 31, 2005;

     (b)  Our  Quarterly  Report on Form 10-QSB for the quarter  ended March 31,
          2006;

     (c)  Our Current Report on Form 8-K filed with the SEC on June 23, 2006;

     (d)  Our Current Report on Form 8-K filed with the SEC on May 31, 2006;

     (e) Our Definative Proxy Statement on Schedule 14A filed with the SEC on May 23, 2006, relating to our Special Meeting of the Shareholders on June 21, 2006;

     (f) The description of the Common Stock contained in our Registration Statement on Form 10SB filed with the Commission on August 21, 2000, together with each of Amendment No. 1 on Form 10SB/A filed with the Commission on December 10, 2002, Amendment No. 2 on Form 10SB/A filed with the Commission on January 7, 2002 and Amendment No. 3 on Form 10SB/A filed with the Commission on January 24, 2002 and including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to our Common Stock; and

     (g) All documents we have filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement, as well as subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of the documents.

     You may request a copy of any one or more of these filings, at no cost, by contacting us at:


                              Z Trim Holdings, Inc.
                                1011 Campus Drive
                            Mundelein, Illinois 60060
                                 (847) 549-6002


                       WHERE YOU CAN GET MORE INFORMATION


     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any reports, statements or other information that we file with the Commission at the Commission's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission maintains a Web site at "www.sec.gov" that contains reports, proxy and information statements and other information regarding companies that file electronically with the Commission, including Circle Group's.

     You may also find copies of reports, proxy and information statements we file electronically with the Commission via a link to "Investor Relations" from our website at "www.ztrim.com." The information on our Internet Web site is not incorporated in this prospectus by reference and you should not consider it a part of this prospectus.

                                   PROSPECTUS


                              Z TRIM HOLDINGS, INC.


                        12,624,021 SHARES OF COMMON STOCK


                                  June 23, 2006



     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell shares of Common Stock and seeking offers to buy shares of Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Common Stock.

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     We are not issuing any common stock under this Registration Statement. All Common Stock registered pursuant to this Registration Statement is being registered on behalf of Selling Stockholders. We have agreed to pay all costs of this Registration Statement. The following table sets forth the estimated expenses to be incurred in connection with the issuance and resale of the securities offered by this prospectus. We are responsible for the payment of all expenses set forth below.


         Registration fee                                 $            1,746
         Blue Sky filing fees and expenses                $              *
         Printing and engraving expenses                  $              *
         Legal fees and expenses                          $           10,000
         Accounting fees and expenses                     $            5,000
         Miscellaneous                                    $              *
                                                          -------------------
         Total                                            $              *

-----------------------
(*) To be provided in an amendment to this registration statement.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's bylaws authorize the Company to indemnify directors and officers and other corporate agents to the fullest extent permitted under the laws of Illinois. Because indemnification of liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons by these provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

ITEM 16. EXHIBITS

     The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of Circle Group Holdings, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934 as indicated in parenthesis.

EXHIBIT
NO.            DESCRIPTION

4.1 Form of Subscription Agreement (filed as Exhibit 4.1 to the Company's Form 8-K filed on March 30, 2006 and incorporated herein by reference).
4.2 Form of Warrant to Purchase Common Stock (filed as Exhibit 4.2 to the Company's Form 8-K filed on March 30, 2006 and incorporated herein by reference).
4.3 Form of Registration Rights Agreement (filed as Exhibit 4.3 to the Company's Form 8-K filed on March 30, 2006 and incorporated herein by reference).
5.1            Opinion of Epstein Becker & Green, P.C. (previously filed)
23.1           Consent of Spector and Wong, LLP (previously filed)
23.2           Consent of Epstein Becker & Green, P.C. (included in Exhibit 5.1)

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act.

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not appy if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to be believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mundelein, State of Illinois, on June 23, 2006.



                            CIRCLE GROUP HOLDINGS, INC.

                            By:  /s/ Gregory J. Halpern
                                 ----------------------
                                 Gregory J. Halpern
                                 Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory J. Halpern as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on June 23, 2006 by the following persons in the capacities indicated.


                                /s/ Gregory J. Halpern
                                ----------------------
                                Gregory J. Halpern
                                Chairman and Chief Executive Officer
                                (Principal Executive Officer)

                                /s/ Dana L. Dabney *
                                --------------------
                                Dana L. Dabney
                                Director and Chief Financial Officer
                                (Principal Accounting Officer)

                                /s/ Stanford J. Levin *
                                -----------------------
                                Stanford J. Levin
                                Director

                                /s/ Alan G. Orlowsky *
                                ----------------------
                                Alan G. Orlowsky
                                Director

                                /s/ Steve H. Salgan *
                                ---------------------
                                Steve H. Salgan
                                Director


* By: /s/ Gregory J. Halpern
      Attorney-in-fact



                                INDEX OF EXHIBITS


EXHIBIT
NUMBER                DESCRIPTION OF EXHIBITS

--------------------------------------------------------------------------------

4.1 Form of Subscription Agreement (filed as Exhibit 4.1 to the Company's Form 8-K filed on March 30, 2006 and incorporated herein by reference).
4.2 Form of Warrant to Purchase Common Stock (filed as Exhibit 4.2 to the Company's Form 8-K filed on March 30, 2006 and incorporated herein by reference).
4.3 Form of Registration Rights Agreement (filed as Exhibit 4.3 to Circle Group's Form 8-K filed on March 30, 2006 and incorporated herein by reference).
5.1            Opinion of Epstein Becker & Green, P.C. (previously filed)
23.1           Consent of Spector and Wong, LLP (previously filed)
23.2           Consent of Epstein Becker & Green, P.C. (included in Exhibit 5.1)